Exhibit (a)(5)(P)

EA Extends Expiration Date for Take-Two Offer to August 18, 2008

REDWOOD CITY, Calif., July 21, 2008 – Electronic Arts Inc. (“EA”) (NASDAQ: ERTS) announced today that it has extended its tender offer for all of the currently outstanding shares of common stock (including the associated preferred stock purchase rights) of Take-Two Interactive Software Inc. (“Take-Two”) (NASDAQ: TTWO) to 11:59 p.m., New York City time, on August 18, 2008, unless further extended. The tender offer was previously set to expire at 11:59 p.m., New York City time, on July 18, 2008.

Extending the tender offer allows the FTC review process to continue. The proposed transaction is still subject to certain conditions that include regulatory approval. EA retains the right to terminate the offer if the conditions are not satisfied.

As of 5:00 p.m., New York City time, on Friday, July 18, 2008, approximately 11,741,339 shares of Take-Two had been tendered in and not withdrawn from the tender offer.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Take-Two. The offer to purchase or solicitation of offers to sell is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents) filed by EA and EA08 Acquisition Corp. with the Securities and Exchange Commission, or SEC, on March 13, 2008. Before making any decision with respect to the offer, Take-Two stockholders are advised to read these documents, as they may be amended or supplemented from time to time, and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information, including the terms and conditions of the offer. These documents may be obtained at no charge by directing a request by mail to Georgeson, Inc., 199 Water Street, 26th Floor, New York, NY 10038, or by calling toll-free at (800) 213-0473, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov.

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company.

Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS(TM), EA(TM), EA SPORTS Freestyle (TM) and POGO(TM). In fiscal 2008, EA posted GAAP net revenue of $3.67 billion and had 27 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

Forward Looking Statements

Some statements set forth in this communication, including those regarding EA’s offer to acquire Take-Two and the expected impact of the acquisition on EA’s strategic and operational plans and financial results, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that EA’s offer to acquire Take-Two will not be consummated; the possibility that, even if EA’s offer is consummated, the transaction will not close or that the closing may be delayed; the effect of the announcement of the offer on EA’s and Take-Two’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate Take-Two’s operations and employees; general economic conditions; and other factors described in EA’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2008). If any of these risks or uncertainties materializes, the offer may not be consummated, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, EA’s and/or Take-Two’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements.

All information in this communication is as of the initial date on which this communication was released. EA undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

For additional information, please contact:

Jeff Brown	Tricia Gugler	Tiffany Steckler	David Drake
VP Communications	Director of IR	Corporate Communications	President
Electronic Arts	Electronic Arts	Electronic Arts	Georgeson Inc.
650-628-7922	650-628-7327	+41 22 316 1322	212-440-9861